Exhibit 99

                              FOR IMMEDIATE RELEASE
                              ---------------------

                       ALL AMERICAN SEMICONDUCTOR REPORTS
                             SECOND QUARTER RESULTS

           Second Quarter Sales at Highest Quarterly Level Since 2001 Representing 18% Sequential Increase and 4% Year Over Year

Miami, FL - August 3, 2005 -- All American Semiconductor, Inc. (The Nasdaq Stock Market:SEMI), a leading distributor of electronic components, today announced its results for the second quarter and first half of 2005.

Net sales for the quarter ended June 30, 2005 were $111.2 million, up from net sales of $106.9 million for the same period of 2004. Income from operations was $1.6 million for the second quarter of 2005, compared to $2.7 million for the second quarter of last year. Net income for the quarter ended June 30, 2005 was $308,000 or $.08 per share (diluted), compared to net income of $1.0 million or $.25 per share (diluted) for the second quarter of 2004.

For the first half of 2005, net sales were $205.5 million, compared to net sales of $205.2 million for the first half of 2004. Income from operations was $2.7 million for the first six months of 2005, compared to $5.2 million for the same period of 2004. Net income was $369,000 or $.09 per share (diluted) for the six months ended June 30, 2005, compared to $1.9 million or $.47 per share (diluted) for the same period of 2004.

Bruce M. Goldberg, President and Chief Executive Officer of All American, stated, "While industry conditions have improved slightly we are pleased that we were able to achieve 18% sequential growth in sales for the second quarter of 2005. Sales for the second quarter represented the highest quarterly sales level since the first quarter of 2001. Even though we achieved significant sequential revenue growth in the second quarter, it is still difficult to determine how strong the balance of 2005 will be."

"Due to the consolidation in our industry we believe it is an important time to be adding resources and continuing to invest in order to be properly positioned to respond to industry developments. These investments as well as a slight decline in our gross margins have impacted our profitability. We are confident that, when conditions improve further, our continued commitment to our strategies will result in enhanced returns to our shareholders in future periods."

All American is recognized as the nation's 4th largest distributor of semiconductors and the 9th largest electronic components distributor overall. The Company has offices in 36 strategic locations throughout North America, as well as operations in both Asia and Europe.

To the extent that this press release discusses future performance, expectations, beliefs or intentions about our sales, markets, future operating results or investments in the growth of our business or otherwise makes statements about the current or future industry or market conditions, trends or developments including relating to industry consolidation, the statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially from the statements made. Factors that could adversely affect the Company's future results, performance or achievements include, without limitation: a weakening of industry and market conditions and business activity; a tightening by customers of their inventory levels; a slowdown in sales; the continuance of a trend for electronics manufacturing to move offshore; the level of effectiveness of the Company's business and marketing strategies, including those outside North America and particularly in Asia; insufficient funds from operations, from the Company's credit facility and from other sources (debt and/or equity) to support the Company's operations or the inability of the Company to obtain additional financing when needed or on terms acceptable to the Company; an increase in interest rates, including as a result of interest rate hikes by the Federal Reserve Board, and/or an increase in the Company's average outstanding borrowings; a reduction in the level of demand for products of its customers including the level of growth of some of the new technologies supported by the Company; deterioration in the relationships with existing suppliers, particularly one of our largest suppliers; decreases in gross profit margins, including decreasing margins resulting from the Company being required to have aggressive pricing programs, an increasing number of low-margin, large volume transactions, inventory oversupply conditions and/or increases in the costs of goods; problems with telecommunication, computer and information systems; the inability of the Company to expand its product offerings or obtain product during periods of allocation; the impact from changes in accounting rules; adverse currency fluctuations; the adverse impact of terrorism or the threat of terrorism on the economy; and the other risks and factors including those detailed in the Company's reports on Forms 10-K and Forms 10-Q and other press releases. These risks and uncertainties are beyond the ability of the Company to control. In many cases, the Company cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements, business risks and/or uncertainties.

                        ALL AMERICAN SEMICONDUCTOR, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands
 except per share amounts)


                                           Quarters                   Six Months
Periods Ended June 30                 2005          2004          2005          2004
------------------------------------------------------------------------------------
Net Sales                       $  111,214    $  106,909    $  205,523    $  205,151
                                ==========    ==========    ==========    ==========

Income from Operations          $    1,629    $    2,728    $    2,748    $    5,162
                                ==========    ==========    ==========    ==========

Net Income                      $      308    $    1,025    $      369    $    1,916
                                ==========    ==========    ==========    ==========

Earnings Per Share:
  Basic                            $   .08       $   .27       $   .09       $   .51
                                   =======       =======       =======       =======
  Diluted                          $   .08       $   .25       $   .09       $   .47
                                   =======       =======       =======       =======

Average Shares:
  Basic                          3,926,791     3,811,213     3,919,620     3,789,136
                                 =========     =========     =========     =========

  Diluted                        4,105,271     4,157,996     4,118,387     4,107,474
                                 =========     =========     =========     =========


                                      # # #
CONTACT:
Bruce M. Goldberg, CEO
Howard L. Flanders, CFO
(305) 621-8282 x1417